COMPAQ logo here		News Release
Compaq Computer Corporation Public Relations Department	P.O. Box 692000 Houston, Texas 77269-2000 Tel 281-514-0484 Fax 281-514-4583 http://www.compaq.com

FOR IMMEDIATE RELEASE

Compaq AnnounceStreamlines Enterprise Business Group

          HOUSTON, May 5, 2000 - Compaq Computer Corporation (NYSE: CPQ) today announced organizational changes to streamline its Enterprise Solutions and Services Group (ESSG).
          Three ESSG divisions now report directly to Michael Capellas, Compaq President and Chief Executive Officer. These business units include Industry Standard Servers, Business Critical Servers, and Storage Products.
          In addition, Compaq has combined its services and solutions divisions with the worldwide sales organization. Professional Services and Solutions, as well as Customer Services, now report to Peter Blackmore, Senior Vice President, Sales and Services.
          "This action reduces a level of management and simplifies our business process - and allows us to clearly focus on providing our customers with end-to-end solutions," said Blackmore.
          Compaq said that Enrico Pesatori, Senior Vice President and Group General Manager, ESSG, is leaving the company to become CEO of Synaxia Networks.
          "We thank Enrico for his many contributions to Compaq and wish him the best in his new endeavor," said Capellas. "We have a great foundation on which to drive profitable growth, and our moves today further improve Compaq's focus and responsiveness to the marketplace."
          Compaq's Consumer Group and Commercial Personal Computing Group are unchanged.

About Compaq

          Compaq Computer Corporation, a Fortune Global 100 company, is the largest supplier of computing systems in the world. Compaq designs, develops, manufactures, and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, and communications products, commercial desktop and portable products, and consumer PCs.
          Compaq products and services are sold in more than 200 countries directly to businesses, through a network of authorized Compaq marketing partners, and directly to businesses and consumers through Compaq's e-commerce Web site at http://www.compaq.com. Compaq markets its products and services primarily to customers from the business, home, government, and education sectors. Customer support and information about Compaq and its products and services are available at http://www.compaq.com.

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Compaq is Registered with the U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies. This release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include implementation of new distribution systems; changes in product mix; unanticipated component shortages; increased competitive factors and pricing pressures; market responses to pricing actions and promotional programs; inventory risks due to shifts in market demand; volatility of certain equity investments; and instability in developing countries that may affect operations. Further information on the factors that could affect Compaq's financial results is included in the company's Securities and Exchange Commission (SEC) filings, including the latest annual report on Form 10-K and the latest quarterly report on Form 10-Q.

For further information, contact:
Compaq Media Relations	Jim Finlaw Alan E. Hodel	281-514-6137 281-518-8932
jim.finlaw@compaq.com alan.hodel@compaq.com

Compaq Investor Relations	281-514-9549 OR 800-433-2391 investor.relations@compaq.com